Exhibit 10.2
ELASTICSEARCH, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of February 24, 2021 (the “Effective Date”) by and between Elasticsearch, Inc. (the “Company”) and Shay Banon (“Executive”).
1.Duties and Scope of Employment.
(a)Positions and Duties. As of the Effective Date, Executive will continue to serve as an employee of the Company and as the Executive Director designated as Chief Executive Officer and Chairman of the Board (as defined below) of Elastic N.V. (the “Parent”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company and Parent, as will reasonably be assigned to him by the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
(b)Board Membership. During the Employment Term, Executive will serve as Executive Director designated as Chief Executive Officer and Chairman of the Board of Parent, subject to any required Board and shareholder approvals. Upon Executive ceasing to be the Parent’s Chief Executive Officer for any reason, he will be deemed to have resigned from his service on the Board, unless otherwise requested by the Board at that time to remain on the Board. The Executive’s board membership shall be subject to the Articles of Association of the Parent, the Board Rules of the Parent and any required Board and shareholder approvals.
(c)Obligations. During the Employment Term, Executive will perform his duties to the Company and Parent faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to engage in any other employment or consulting activity for any direct or indirect remuneration without the prior approval of the Board.
(d)Employment. The Company will employ Executive on the terms and conditions set forth herein. Executive will receive his cash compensation and benefits from the Company and the Company will maintain and distribute employment-related records. In the event that during the Employment Term Executive becomes employed by another member of the Company Group in the performance of Executive’s duties and obligations hereunder, any reference to the Company in this Agreement will be a reference to that member of the Company Group, unless the context clearly requires otherwise.
(e)Other Entities. Executive agrees to serve and may be appointed as an officer and director for any of the Parent’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Parent has a significant investment as determined by the Parent. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Parent. Upon ceasing employment with the Company for any reason, Executive agrees that he will be deemed to have resigned from all officer positions with the Parent, the Company and any affiliates and Executive agrees to execute such documents and take such actions as the Company reasonably requests to give effect to the same.
2.At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice; provided that the Company will provide any notice required by applicable law or provide any payment in lieu of notice as required by applicable law. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.
3.Compensation.
(a)Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $400,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings, including paying compensation in the local currency where Executive is employed, as applicable. Executive’s salary will be subject to review and may be increased (but not decreased) based upon the Company’s normal performance review practices.
(b)Annual Bonus. Executive will be eligible to receive an annual bonus (the “Target Bonus”) of up to 60% of his Base Salary, less applicable withholdings, upon achievement of performance objectives to be mutually agreed upon between the Board and Executive under the Company’s Executive Incentive Compensation Plan or any successor plan or arrangement adopted and implemented by the Company. The Target Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines that the Target Bonus has been earned, subject to Executive’s continued employment with the Company through the payment date. Executive must be employed through the payment date to earn and receive any Target Bonus.
4.Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company and as applicable for the jurisdiction in which Executive is providing services, including any medical, dental, vision, life, flexible spending account, disability, and retirement plans, provided that Executive will be entitled to receive any statutory benefits required under applicable law. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
5.Paid Time Off. During the Employment Term, Executive will be entitled to twenty-five (25) days of paid time off (“PTO”), in accordance with the Company’s PTO policy, or such other period as required under applicable law. PTO shall be taken at such time as mutually and reasonably agreed by Executive and the Board and in accordance with the

Company’s policies in effect from time to time for other similarly situated employees. For purposes of clarity, any PTO to which Executive is entitled by statute or other applicable law or regulation will offset and be counted against any contractual PTO provided in accordance with this Agreement and the Company’s PTO policy. Executive will receive paid holidays in accordance with the Company’s regular holiday practices.
6.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
7.Severance Benefits.
(a)Qualifying Non-CIC Termination. On a Qualifying Non-CIC Termination (as defined below), the Executive will be eligible to receive the following payments and benefits from the Company, subject to Section 7(e):
(i)Salary Severance. A single, lump sum payment equal to six (6) months of the Executive’s Salary (as defined below), less applicable withholdings.
(ii)Bonus Severance. A single, lump sum payment equal to 50% of the Executive’s target annual bonus as in effect for the fiscal year in which the Qualifying Non-CIC Termination occurs, less applicable withholdings.
(iii)Health Insurance Coverage. Subject to Section 7(d), the Company will pay the premiums for coverage under COBRA (as defined below) for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “Health Insurance Coverage”), until the earliest of (A) a period of twelve (12) months from the date of the Executive’s termination of employment, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.
(b)Qualifying CIC Termination. On a Qualifying CIC Termination, the Executive will be eligible to receive the following payments and benefits from the Company, subject to Section 7(e):
(i)Salary Severance. A single, lump sum payment equal to twelve (12) months of the Executive’s Salary, less applicable withholdings.
(ii)Bonus Severance. A single, lump sum payment equal to 100% of the Executive’s Target Bonus as in effect for the fiscal year in which the Qualifying CIC Termination occurs, less applicable withholdings.
(iii)Health Insurance Coverage. Subject to Section 7(d), the Company will provide Health Insurance Coverage until the earliest of (A) a period of twelve (12) months from the date of the Executive’s termination of employment, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.
(iv)Equity Vesting. Vesting acceleration (and exercisability, as applicable) as to 100% of the then-unvested shares subject to each of the Executive’s then-outstanding Company equity awards. In the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance measured as of the date of termination or 100% of target levels. For the avoidance of doubt, in the event of the Executive’s Qualifying Pre-CIC Termination (as defined below), any unvested portion of the Executive’s then-outstanding equity awards will remain outstanding until the earlier of (x) three (3) months following the Qualifying Termination or (y) the occurrence of a Change in Control, solely so that any benefits due on a Qualifying Pre-CIC Termination can be provided if a Change in Control occurs within three (3) months following the Qualifying Termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within three (3) months following a Qualifying Termination, any unvested portion of the Executive’s equity awards automatically and permanently will be forfeited on the date that is three (3) months following the date of the Qualifying Termination without having vested.
(c)Termination Other Than a Qualifying Termination. If the termination of the Executive’s employment with the Company Group is not a Qualifying Termination, then the Executive will not be entitled to receive severance or other benefits, except with respect to any statutory benefits required under applicable law.
(d)Conditions to Receipt of Health Insurance Coverage. The Executive’s receipt of Health Insurance Coverage is subject to the Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, if any. If the Company determines in its sole discretion that it cannot provide the Health Insurance Coverage pursuant to COBRA either (i) because COBRA is not available in the jurisdiction in which Executive is employed, or (ii) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any Health Insurance Coverage, the Company will provide to the Executive a taxable monthly payment payable on the last day of a given month (except as provided by the immediately following sentence), in an amount equal to (A) if Health Insurance Coverage pursuant to COBRA is not available in the jurisdiction in which Executive is employed, an amount equal to the premium that was required to be paid for health coverage in effective immediately prior to Executive’s termination, which will include employer and employee contributions to payment of those premiums), or (B) the monthly COBRA premium that the Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her Qualifying Termination (which amount will be based on the premium rates applicable for the first month of Health Insurance Coverage for the

Executive and any of eligible dependents of the Executive) (each, a “Health Coverage Replacement Payment”), which Health Coverage Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage, if applicable, and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of Health Coverage Replacement Payments equal to the number of months in the applicable Health Insurance Coverage period. For the avoidance of doubt, the Health Insurance Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings as required by applicable law. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the Health Insurance Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive the Health Insurance Replacement Payments or any further Health Insurance Coverage.
(e)Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Pre-CIC Termination, any severance payments and benefits to be provided to the Executive under Section 7(b) will be reduced by any amounts that already were provided to the Executive under Section 7(a). Notwithstanding any provision of this Agreement to the contrary, if the Executive is entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any equity awards (other than under this Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the Company Group is a party, including, but not limited to, Statutory Severance Benefits (collectively, “Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to the Executive.
(f)Death of the Executive. In the event of the Executive’s death before all payments or benefits the Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a single lump sum as soon as possible following the Executive’s death.
(g)Transfer Between Members of the Company Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason.
(h)Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company Group, the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, or in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

(i)Statutory Severance. In the event that Executive becomes eligible to receive statutory severance payments or benefits required under applicable law (“Statutory Severance Benefits”), such Statutory Severance Benefits will be provided to Executive in accordance with applicable law.
8.Accrued Compensation. On any termination of the Executive’s employment with the Company Group, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements in accordance with applicable law.
9.Conditions to Receipt of Severance.
(a)Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 7 is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company Group, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release”), which must become effective and irrevocable no later than the 60th day following the Executive’s Qualifying Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 7.
(b)Payment Timing. Any lump sum Salary or bonus payments under Sections 7(a)(i), 7(a)(ii), 7(b)(i), and 7(b)(ii) will be provided on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (the “Severance Start Date”), subject to any delay required by Section 9(d) below. Any restricted stock units, performance shares, performance units, and/or similar full value awards that accelerate vesting under Section 7(b)(iv) will be settled (x) on a date no later than ten (10) days following the date the Release becomes effective and irrevocable, or (y) if later, in the event of a Qualifying Pre-CIC Termination, on a date no later than the Change in Control.
(c)Return of Company Property. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 7 is subject to the Executive returning all documents and other property provided to the Executive by any member of the Company Group (with the exception of a copy of the Company employee handbook and personnel documents specifically relating to the Executive), developed or obtained by the Executive in connection with his employment with the Company Group, or otherwise belonging to the Company Group.
(d)Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s termination of employment. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in their sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group reimburse, indemnify, or hold harmless the Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
(e)Resignation of Officer and Director Positions. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 7 is subject to the Executive resigning from all officer and director positions with all members of the Company Group and the Executive executing any documents the Company may require in connection with the same.
10.Limitation on Payments.
(a)Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of Payment reductions. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed, indemnified, or held harmless by any member of the Company Group for any of those payments of personal tax liability.
(b)Determination of Excise Tax Liability. Unless the Company and the Executive otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all determinations required under this Section 10, which determinations will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 10. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 10. The Company will have no liability to the Executive for the determinations of the Firm.
11.Definitions. The following terms referred to in this Agreement will have the following meanings:
(a)“Board” means the Parent’s Board of Directors.
(b)“Cause” means the occurrence of any of the following: (i) any willful, material violation by the Executive of any law or regulation applicable to the business of any Company Group member, the Executive’s conviction for, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, or any willful perpetration by the Executive of a common law fraud, (ii) the Executive’s commission of an act of personal dishonesty which involves personal profit in connection with any Company Group member or any other entity having a business relationship with any Company Group member; (iii) any material breach by the Executive of any provision of any agreement or understanding between any Company Group member and the Executive regarding the terms of the Executive’s service as an employee, officer, director or consultant to any Company Group member, including without limitation, the willful and continued failure or refusal of the Executive to perform the material duties required of the Executive as an employee, officer, director or consultant of any Company Group member, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between any Company Group member and the Executive, (iv) the Executive’s disregard of the policies of any Company Group member so as to cause loss, damage or injury to the property, reputation or employees of any Company Group member, or (v) any other misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, any Company Group member.
(c)“Change in Control” means the occurrence of any of the following events:
(i)A change in the ownership of the Parent which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of shares in the capital of the Parent that, together with the shares held by such Person, constitutes more than 50% of the total voting power in the Parent; provided, however, that for purposes of this subsection, (A) the acquisition of additional shares by any one Person, who is considered to own more than 50% of the total voting power in the Parent will not be considered a Change in Control, and (B) if the shareholders of the Parent immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares in the capital of the Parent immediately prior to the change in ownership, the direct or indirect beneficial ownership of 50% or more of the total voting power in the Parent or of the ultimate parent entity of the Parent, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Parent, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)A change in the effective control of the Parent which occurs on the date that a majority of members of the Board is replaced during any 12 month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Parent, the acquisition of additional control of the Parent by the same Person will not be considered a Change in Control; or
(iii)A change in the ownership of a substantial portion of the Parent’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Parent immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Parent’s assets: (A) a transfer to an entity that is controlled by the Parent’s shareholders immediately after the transfer, or (B) a transfer of assets by the Parent to: (1) a shareholder of the Parent (immediately before the asset transfer) in exchange for or with respect to the shares in the Parent’s share capital, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Parent, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding shares in the capital of the Parent, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar capital reorganization or business combination transaction with the Parent.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Parent’s incorporation, (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent’s securities immediately before such transaction, or (iii) its sole purpose is to effect a private financing of the Parent through a change in the ownership of the stock of the Parent that is approved by the Board.
(d)“Change in Control Period” means the period beginning three (3) months prior to a Change in Control and ending twelve (12) months following a Change in Control.
(e)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Company Group” means the Parent and its subsidiaries, including, for the avoidance of doubt, the Company.
(h)“Confidentiality Agreement” means the Company’s Confidential Information and Invention Assignment Agreement for employees located in California.
(i)“Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code.
(j)“Good Reason” means the termination of the Executive’s employment with the Company Group by the Executive in accordance with the next sentence after the occurrence of one or more of the following events without the Executive’s express written consent: (i) a material reduction of the Executive’s duties, authorities, or responsibilities relative to the Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction; provided, however, that continued employment following a Change in Control with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business and operations will not constitute “Good Reason” (for example, “Good

Reason” does not exist if the Executive is employed by the Company Group or a successor with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business that the Executive had immediately prior to the Change in Control regardless of whether the Executive’s title is revised to reflect the Executive’s placement within the overall corporate hierarchy or whether the Executive provides services to a subsidiary, affiliate, business unit or otherwise); (ii) a reduction by a Company Group member in the Executive’s rate of annual base salary by more than 10%; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company Group members will not constitute “Good Reason”; (iii) a material change in the geographic location of the Executive’s primary work facility or location by more than thirty-five (35) miles from the Executive’s then present location; provided, that a relocation to a location that is within thirty-five (35) miles from the Executive’s then-present primary residence will not be considered a material change in geographic location, or (iv) failure of a successor corporation to assume the obligations under this Agreement as contemplated by Section 12. In order for the termination of the Executive’s employment with a Company Group member to be for Good Reason, the Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within sixty (60) days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and the Executive must terminate the Executive’s employment within thirty (30) days following the Cure Period.
(k)“Qualifying Termination” means a termination of the Executive’s employment either (i) by a Company Group member without Cause (excluding by reason of Executive’s death or Disability) or (ii) by the Executive for Good Reason, in either case, during the Change in Control Period (a “Qualifying CIC Termination”) or outside of the Change in Control Period (a “Qualifying Non-CIC Termination”).
(l)“Qualifying Pre-CIC Termination” means a Qualifying CIC Termination that occurs prior to the date of the Change in Control.
(m)“Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction) or, if the Executive’s Qualifying Termination is a Qualifying CIC Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.
12.Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Executive upon the Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Executive’s right to compensation or other benefits will be null and void.
13.Notice.
(a)General. All notices and other communications required or permitted under this Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by email, (iii) 24 hours after confirmed facsimile transmission, (iv) 1 business day after deposit with a recognized overnight courier, or (v) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:
Elasticsearch, Inc.
800 West El Camino Real, Suite 350
Mountain View, CA 94040
Attention: Senior Vice President, Global Human Resources
(b)Notice of Termination. Any termination by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 13(a) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period).
14.Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect the resignations.
15.Confidential Information. Executive agrees to enter into the Confidentiality Agreement on or promptly following executing this Agreement. Further, Executive and the Parent entered into the Assignment of Technology Agreement dated September 3, 2012 (the “Assignment Agreement”), which will continue in full force and effect.
16.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement, or any other agreement or policy with or by the Company, will in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement, or any other agreement or policy of the Company, regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this provision. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
17.Miscellaneous Provisions.
(a)No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source except as specified in Section 7(e).
(b)Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Entire Agreement. This Agreement, the Assignment Agreement, and the Confidentiality Agreement constitute the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this

Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement.
(e)Choice of Law. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against the Executive by the Company. In the event Executive becomes employed by a member of the Company Group and is primarily providing services hereunder in a jurisdiction other than California, then the laws and venue of that jurisdiction will apply for purposes of this Agreement.
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
(g)Taxation. All payments made pursuant to this Agreement will be subject to withholding of any applicable taxes. Executive acknowledges that he has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of payments and transactions described in this Agreement, and he is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Executive understands that Executive (and not the Company or any other member of the Company Group) shall be responsible for any tax liability (other than employment tax liability owed by the Company or any other member of the Company Group) that may arise as a result of the payments and transactions contemplated by this Agreement.
(h)Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
(i)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.
COMPANY:
Elasticsearch, Inc.

By:	/s/ Leah Sutton	Date: February 24, 2021
Title:	SVP, Global Human Resources
EXECUTIVE:

/s/ Shay Banon	Date: February 23, 2021
Shay Banon

[SIGNATURE PAGE TO BANON AMENDED AND RESTATED
EMPLOYMENT AGREEMENT]